Exhibit 4.3

                    FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

This First Amendment to Distribution Agreement (the "First Amendment") is made and entered into as of October 23, 2001 (the "Effective Date") by and between Century Medical, Inc., a corporation duly organized and existing under the laws of Japan with its principal place of business located at 1-6-4 Ohsaki, Shinagawa-Ku, Tokyo, 141-8588, Japan ("DISTRIBUTOR"), and EP MedSystems, Inc., a New Jersey corporation with its principal place of business located at 100 Stierli Court, Suite 107, Mount Arlington, New Jersey 07856 USA ("COMPANY").

                                 R E C I T A L S

DISTRIBUTOR and COMPANY have entered into that certain Distribution Agreement effective as of July 16, 1997 (the "Distribution Agreement") pursuant to which COMPANY appointed DISTRIBUTOR as its exclusive distributor of certain products of COMPANY within the Territory.

DISTRIBUTOR and COMPANY desire to amend certain provisions contained in the Distribution Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

A. Definitions. Unless otherwise defined herein, all capitalized terms in this Amendment shall have the respective meanings ascribed to them in the Distribution Agreement.

B. Amendment to Definitions. The first sentence of Section 1.2 Products shall be deleted in whole and replaced with the following:

      "Products" shall mean COMPANY's current line of (1) EP Workmate(TM) electrophysiology recording systems and EP-3 computerized cardiac simulator; (2) Alert(TM) Companion, Alert PA/TD catheters, Alert RA/CA catheters, ViewMate(TM), ViewMate catheters, EP-4 cardiac stimulators; and
      (3) SilverFlex(TM) diagnostic catheters, conventional diagnostic catheters and Focal Recorder catheter ("Product Category (B)"), as listed in
      Schedule 1, as amended from time to time together with all line extensions, modifications and improvements thereto.

C. Amendment of Term. Section 3 shall be deleted in whole and replaced with the following:

      3. Term of Distributorship. This Agreement and the rights and obligations conferred on DISTRIBUTOR and COMPANY hereunder shall come into effect on the date mentioned in the preamble hereto (or with respect to Products added by the First Amendment, on the date


                                Ex.4.3 - Page 1
      of said First Amendment) and shall remain in effect for a period of five
      (5) years from the date on which DISTRIBUTOR has obtained both (a) the import license (Shonin) for the Alert Companion, Alert PA/TD and RA/CA catheters, ViewMate and ViewMate catheter Products and (b) the reimbursement approval for the Alert PA/TD, Alert RA/CA and ViewMate catheter Products from the Japanese Ministry of Health, Labor and Welfare (the "MHLW"), as amended, unless terminated, canceled, or renewed in accordance with provisions of this Agreement. Notwithstanding the foregoing, DISTRIBUTOR shall not be obligated to sell, distribute, market or promote to sell any Product in the Product Category (B) prior to January 1, 2003 (the "Category (B) Effective Date").

D.    Amendment of DISTRIBUTOR Duties.

      1. Section 4.1(v) shall be deleted in whole and replaced with the following:

                  4.1(v) not to solicit the sale of, promote the sale of, sell, exhibit for sale, distribute or manufacture any product directly competitive with the Products; provided, however that the restrictions in this subsection (v) shall not apply to diagnostic catheter products of other manufacturers, that do not have internal cardio-version capabilities.

      2. Section 4.1(vi) shall be deleted in whole and replaced with the following:

                  4.1(vi) to be responsible for obtaining, at its own expense, all necessary medical device product approvals ("Shonin") from the MHLW and to conduct, when necessary, any clinical trials needed to obtain a Shonin to market the Products in the Territory. Prior to DISTRIBUTOR actually conducting a clinical trial for any Product, DISTRIBUTOR and COMPANY shall discuss in good faith taking into consideration final commercial Product availability, IDE status of the Products in the USA, the availability and feasibility of using IDE data for a Shonin application and other such factors that may affect filing of a Shonin application with the MHLW.

      3. The original Section 4.1(vii) shall be renumbered as Section 4.1(viii), and a new Section 4.1(vii) shall be added as follows:

                  4.1(vii) to keep COMPANY informed of regulatory requirements in the Territory and to, from time to time, provide COMPANY with updated amendments to the Memorandum of Compliance to be executed by the parties in the form attached hereto as Schedule 3.

D.    Amendment of Duties of COMPANY.

      1.    Section 5.1(i) shall have added to it two new sentences as follows:

            COMPANY shall further develop its catheter Product line to include a 5 French (5Fr) line of catheters (that falls under the Product Category (B) in the definition of Products in


                                Ex.4.3 - Page 2
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            Section 1.2) to meet the reasonable needs of customers in the
            Territory. COMPANY shall use its best efforts to have available to DISTRIBUTOR such 5Fr catheters by no later than six months prior to the Category (B) Effective Date and provide all other information required for DISTRIBUTOR to obtain any Shonin required for the 5Fr catheters. In the event that the final products have not been made available for sale by DISTRIBUTOR in the Territory by the date mentioned above, DISTRIBUTOR shall have the option to terminate its obligations with respect to any and all products in the Product Category (B). COMPANY shall reasonably and in good faith discuss with DISTRIBUTOR the development, technologies, challenges and potential manufacture of a 4fr line of catheters taking into consideration the market needs and specification requirements of the Territory.

      2. Section 5.1(iii) shall be deleted in whole and replaced with the following:

            5.1(iii) to provide DISTRIBUTOR with materials necessary to obtain and maintain the Shonin to import and sell the Products within the Territory by furnishing to DISTRIBUTOR, at COMPANY's cost, such technical descriptions, specifications, data, clinical data including but not limited to IDE, PMA and 510(k) documentation, drawings, information, service manuals, quality control audits, facility inspection reports issued by governmental regulators or international quality control auditors, and so forth regarding the Products, in the English language, as DISTRIBUTOR may reasonably request in order for DISTRIBUTOR to fulfill its obligations set forth in Section 4.1(vi). COMPANY shall provide DISTRIBUTOR with any Product necessary for DISTRIBUTOR to fulfill its obligations under
            Section 4.1(vi) at fifty percent (50%) of the normal transfer price which DISTRIBUTOR will pay for a commercial resale Product.

F.    Amendment of Sale of Product to DISTRIBUTOR.

      1. Section 8.3 Acceptance and Cancellation of Orders. The following sentence shall be added as the third sentence:

            DISTRIBUTOR's purchase order(s) for Workmate Systems, Alert Systems, EP-3 and EP-4 stimulators shall allow for a thirty (30) day lead time from a date of order until shipment by COMPANY.

      2. Section 8.6 Distributor Obligations & Minimum Purchases. Section 8.6 shall be deleted in whole and replaced with the following:

            8.6 Distributor Obligations & Minimum Purchases.

            COMPANY and DISTRIBUTOR shall in good faith mutually agree upon the minimum purchase amounts expressed in U.S. Dollars for each calendar year during the term of this Agreement (the "Minimum Purchase Amounts") that reflect an acceptable performance


                                Ex.4.3 - Page 3
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            of Distributor under this Agreement, and such Minimum Purchase
            Amounts agreed by the parties shall be identified in Schedule 2, attached hereto, as supplemented from time to time. The Minimum Purchase Amounts for the calendar years 2001 and 2002 shall be as set forth in Schedule 2. The determination of the Minimum Purchase Amounts for each subsequent calendar year shall be made by no later than October 1 of each preceding year upon good faith negotiation by the parties. The premise from which COMPANY and DISTRIBUTOR shall enter each negotiation shall be increasing year over year sales caused by: (a) DISTRIBUTOR improving the COMPANY's market share position, (b) introduction of new Products in the Territory, and (c) pricing leverage; but taking into consideration DISTRIBUTOR's initial investment to obtain approvals for and develop the market for the Products, general market conditions in the Territory, and the competitive position and characteristics of the Products. The parties intend to preclude any revision or modification of the Minimum Purchase Amounts by any tribunal and thereby avoid any litigation or dispute over the reasonableness of these standards. If both parties cannot agree to the Minimum Purchase Amounts as provided herein, such disagreement shall be resolved by arbitration in accordance with Section 14.7 of this Agreement.

            In the event that DISTRIBUTOR fails to meet 80% of the Minimum Purchase Amounts agreed by the parties as shown in Schedule 2 hereto for any calendar year during the term of this Agreement, the COMPANY, at its sole option, may change DISTRIBUTOR'S status under this Agreement to non-exclusive and appoint other distributors to import and distribute the Products in the Territory. In the event that DISTRIBUTOR fails to meet 70% of the Minimum Purchase Amounts agreed by the parties as shown in Schedule 2 hereto for any calendar year during the term of this Agreement, the parties shall meet at a mutually agreed upon place and time to discuss remedying this situation.

            Subject to COMPANY fulfilling its obligations in Section 5.1(i) regarding a 5fr line of catheters and DISTRIBUTOR's receipt of the Shonin for the Alert System, after the Category (B) Effective Date and so long as DISTRIBUTOR is engaged in the sale of a line of standard fixed curve diagnostic catheters of a third party that is competing with diagnostic catheters of COMPANY, for each Alert catheter purchased by DISTRIBUTOR, DISTRIBUTOR shall be obligated to purchase one standard non-defibrillation diagnostic catheter (platinum electrode or SilverFlex(TM) electrode at DISTRIBUTOR's option) from COMPANY. DISTRIBUTOR and COMPANY shall reconcile this purchase obligation on quarterly basis in accordance with the following rules:

                  (a) if the number of COMPANY's non-defibrillation diagnostic catheters purchased by DISTRIBUTOR in one quarter is less than the number of the Alert catheters purchased by DISTRIBUTOR in the same quarter, then DISTRIBUTOR shall place a make-good order to reconcile the account in the following quarter; and


                                Ex.4.3 - Page 4
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                  (b) if the number of COMPANY's non-defibrillation diagnostic catheters purchased by DISTRIBUTOR in one quarter is more than the number of the Alert catheters purchased by DISTRIBUTOR in the same quarter, then, DISTRIBUTOR may carry-forward a credit to the following quarter.

G. Schedule 1 is hereby amended as attached hereto, and the International Product Price List for all Products, as amended form time to time, is attached hereto as Schedule 1.

H.    Schedule 2 is hereby amended and shall be as attached hereto.

I. No Other Changes. Except as amended by this First Amendment, the Distribution Agreement shall remain in full force and effect as originally stated and, all references to the Distribution Agreement shall henceforth refer to the Distribution Agreement as amended by this First Amendment. This Amendment, including all exhibits and schedules attached hereto, shall be deemed incorporated into, and a part of the Distribution Agreement.

J. Conflicts. In the event of any conflict between the terms of the Distribution Agreement and the terms of this Amendment, the terms of this First Amendment will control.

      IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the Effective Date.

EP MedSystems, Inc.

By: s/ David Jenkins

    David Jenkins,
    President and CEO


Century Medical, Inc.

By: s/ Yasuo Kyotani

    Yasuo Kyotani
    President and CEO


                                Ex.4.3 - Page 5
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                                   Schedule 1
                               Products and Prices

DESCRIPTION: All existing Products as defined in Section 1.2 together with all line extensions, modifications and improvements thereto as described in the attached, as amended from time to time.

Prices: Shall be as listed on COMPANY'S International Product Price List, including the attached Alert System, EP Diagnostic Catheters and accessories price list, in effect on the date on which COMPANY accepts an order less a minimum discount of 20%. Pricing for the 5fr catheters and ViewMate(TM) probes shall be determined at the time COMPANY confirms that 5fr catheters and ViewMate probes are commercially available however in no event shall the price for 5fr catheters exceed the price for 6fr catheters on the attached price sheet and ViewMate probes shall have a target price, depending upon ultimate production costs, of $1,000 per probe unless future models incorporate additional features or technology, in which case, the cost to DISTRIBUTOR shall be no more than 80% of COMPANY's USA list price. COMPANY may also offer additional discounts depending on the competitiveness of individual Products or give special consideration for additional volume discounting on a case by case basis. Specifics to be mutually discussed by the parties and agreed upon at the time of purchase.

      COMPANY shall on a case by case basis prepare price quotations for custom made Products based upon DISTRIBUTOR'S specific inquiry, taking into consideration expected purchase volumes.


                                Ex.4.3 - Page 6
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                                   Schedule 2
                            Minimum Annual Purchases

2001: U.S.$900,000
2002: U.S.$900,000

Note: The Minimum Purchase Amount for Year 2002 set forth above is a current good faith estimate. COMPANY and DISTRIBUTOR agree to negotiate the actual amount in good faith by the end of 2001, which amount shall reflect the results of an investigation to be conducted in Japan by an engineer of COMPANY (scheduled for October 2001) with respect to pending issues for EP Workmate, including, without limitation, correction of Windows-bug and hardware improvement.


                                Ex.4.3 - Page 7
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                                   Schedule 3
                            Memorandum of Compliance

In order to comply with the request from Century Medical, Inc. ("CMI"), we, EP MedSystems, Inc. shall implement the following:

1.    QC Certificate

      Quality Control Certificate to be included in every shipment to CMI.

2.    Sterilization Validation Data

      Provide CMI with the most current and latest Sterilization Validation Data once a year.

3. Certificate to Foreign Government and Standard Operating Procedure (SOP), etc.

      Provide CMI with the up-dated "Certificate to Foreign Government" issued by FDA relative to manufacturing plant or the copy of certificate certifying compliance to EN 46001. Provide CMI the following information at least once every two years for CMI to confirm that the product specification conforms to the contents of the Japanese Shonin document, copies of the up-dated version of product specification sheet, production flow chart, SOP of quality control testing protocol and other necessary document, and keep CMI update when these documents are amended or modified. Manufacturer further agrees to allow CMI personnel to visit manufacturer to actually confirm these points at the manufacturing plant when necessary.

4.    Advance Notice of Product Modifications and/or Improvements

      To keep CMI informed in writing regarding any and all modifications and/or improvements of the products, change in method of sterilization, change in packaging, change in facility or factory location and changes in test standards adequately prior to implementation of them.

5.    Facility Inspections, Product Recalls

      Promptly notify CMI of any actions taken with respect to manufacturer or the products by regulators in other jurisdictions, including (i) any facility inspection resulting in any notice of infraction, warning or other action, (ii) voluntary or mandatory recalls or withdrawal of products, (iii) administrative or court proceedings regarding the products and (iv) similar matters. Manufacturer will promptly provide CMI with copies of any correspondence with regulators regarding any of the foregoing.

6.    Transmitting information method and person responsible

      Concerning the case specified items 4and 5 above, notify the method of transmitting information and person responsible for transmission. Differently settle the detail of information method, address, phone, fax, e-mail, address of person in charge, and promptly inform them in case of change.

7.    Packaging

      Provide for the Products to be suitably packaged and packed for export.

8.    Product Complaint Handling

      Manufacturer further agrees to provide CMI with a written report of findings by manufacturer of any product complaint report submitted by CMI in a reasonably timely manner. Where a product complaint involves a product failure that resulted in bodily injury or death, manufacturer shall expedite and place the highest priority possible to investigate and report in writing manufacturer's findings to CMI.

COMPANY: _____________________________        CENTURY MEDICAL, INC.


Date: ________________________________        Date: ____________________________
Signature: ___________________________        Signature: _______________________
Name: ________________________________        Name: ____________________________
Title: _______________________________        Title: ___________________________
Company: _____________________________


                                Ex.4.3 - Page 8